Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report dated July 31, 2023, (February 12, 2024 as to the effects of the reverse stock split described in Note 2), with respect to the consolidated financial statements of Polished.com, Inc. as of and for the years ended December 31, 2022, and 2021, in this Registration Statement on Form S-1. We also consent to the reference of our firm under the caption “Experts” in this registration statement.

/s/ Sadler, Gibb & Associates, LLC

Draper, UT

February 12, 2024